Exhibit 99.1

News Release

Ashland issues statement on impact from Hurricane Harvey

COVINGTON, Kentucky, September 1, 2017 – Ashland (NYSE: ASH) today issued the following statement related to the impact to its manufacturing operations and supply chain as a result of Hurricane Harvey:

Ashland operates two manufacturing facilities in the Houston area and south Texas – one in Texas City and the other in Kenedy. Together these sites employ approximately 230 employees. Our top priority is the safety of our employees and the surrounding communities. Both plants were shut down according to plan last weekend due to the storm, and all employees are accounted for and safe.

The Kenedy plant, which primarily produces N-HanceTM guar derivatives and AquaflowTM rheology modifiers, restarted operations on Monday, Aug. 28. Our Texas City plant – which produces PVP linear and crosslinked homopolymers, PVP/VA copolymers and NMP – is currently conducting a comprehensive assessment and inspection of the entire facility to ensure all equipment is safe and in proper working condition prior to restarting operations. While this assessment is progressing steadily, there is much more work needed to validate the operational condition of all the critical plant equipment. At this point, it is premature to estimate when the plant will resume full production.

Like nearly every company in the region, we are facing significant challenges to our supply chain as a result of the torrential rain and flooding. At this time, the biggest challenge is the constraints facing the broader shipping, trucking and rail networks. We are monitoring the situation closely and implementing contingency plans. We also are working through challenges associated with moving materials in and out of the region.

At this time, Ashland has not declared force majeure. We are working diligently to supply our customers from existing inventories wherever possible.

We also source many key raw materials from the affected region for our other North American facilities. All efforts are being made to utilize alternate sources of supply during this period. In some cases, existing inventories will mitigate the potential disruption of supply. Nevertheless, lack of raw materials for production may occur in some instances.

These challenges are not unique to Ashland. However, through our Incident Management Team and the efforts of our operations teams on the ground in Texas, we are committed to resuming production as soon as possible while maintaining safe and responsible operations.

Given the uncertainty around the time needed to resume full production at Texas City and the ongoing transportation and logistics challenges in the affected regions, it is premature to estimate the potential impact to Ashland’s earnings from the hurricane.

Ashland announced that it has made a $125,000 donation to the American Red Cross to support disaster relief. In addition, Ashland employees across the U.S. are donating gift cards to provide a helping hand to their colleagues in Texas City and Kenedy who have been affected by the flooding. Additional employee assistance is planned.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are nearly 7,000 passionate, tenacious solvers - from renowned scientists and research chemists to talented engineers and plant operators - who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as "anticipates," "believes," "expects," "estimates," "is likely," "predicts," "projects," "forecasts," "objectives," "may," "will," "should," "plans" and "intends" and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland's expectations and assumptions, as of the date such statements are made, regarding Ashland's future operating performance and financial condition, as well as the economy and other future events or circumstances. Ashland's expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact of the flooding and the shutdown at the Texas City, Texas manufacturing facility, the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland's substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland's future cash flows, results of operations, financial condition and its ability to repay debt); the potential that Ashland does not realize all of the expected benefits of the separation of its Valvoline business; and severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland's most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland's website at http://investor.ashland.com or on the SEC's website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise. Information on Ashland's website is not incorporated into or a part of this news release.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com